Exhibit 10.15

FIRST AMENDMENT TO SUBLEASE

This FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of May 25, 2010 (“Effective Date”), by and between SAPIENT CORPORATION, a Delaware corporation (“Sublandlord”), and CORNERSTONE ONDEMAND, INC, a Delaware corporation (“Subtenant”).

Recitals

A. Sublandlord and Subtenant entered into that certain Sublease dated January 31, 2006, approved by Water Garden Realty Holding LLC, a California limited liability company (“Master Landlord”) by that certain Consent to Sublease dated February 14, 2006 (collectively, the “Sublease”) for sublease premises consisting of approximately eleven thousand seven hundred sixty-six (11,766) rentable square feet of the Master Premises located on the sixth floor of the Building and shown in Exhibit B to the Sublease (the “Initial Premises”), with a term expiring November 30, 2011.

B. The parties now seek, subject to Master Landlord consent, to expand the Sublease Premises to include approximately thirteen thousand two hundred twenty-two (13,222) rentable square feet of the Master Premises on the sixth (6th) floor of the Building as shown on Exhibit B-1 to this Amendment (the “Expansion Premises”), and to establish the rent for the Expansion Premises to be occupied by Subtenant from the Expansion Date, defined below, through the remainder of the Sublease Term. Following the Expansion Date, the Initial Premises and the Expansion Premises shall be together referred to as the Sublease Premises.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agrees as follows:

Section 1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Sublease (and the Master Lease as incorporated therein) unless expressly superseded by the terms of this Amendment.

Section 2. Expansion Premises. A new Subsection 2(c) is hereby added to the Sublease as follows:

(c) Expansion of the Sublease Premises.

(i)
Effective as of the date that Sublandlord delivers possession of the Expansion Space to Subtenant (the “Expansion Date”), Sublandlord subleases to Subtenant on the terms set forth herein, the Expansion Premises. From and after the Expansion Date the term “Sublease Premises” as used in the Sublease shall reference collectively the Initial Premises and Expansion Premises. The Term of the Sublease for the collective Sublease Premises shall expire on November 30, 2011. It is anticipated that Sublandlord shall be ready to deliver possession the Expansion Premises to Subtenant on or about August 1, 2010, provided, however, if, Sublandlord is unable for any reason to deliver possession of the Expansion Premises by such date, Sublandlord shall not have any liability whatsoever to Subtenant on account of Sublandlord’s inability to deliver possession of the Expansion Premises to Subtenant, and this Amendment shall not be rendered void or voidable as a result of such delay.

(ii)
Condition of the Expansion Premises. The Expansion Premises shall be delivered to Subtenant vacant and broom clean, except for the wiring referenced in Section 6. Sublandlord makes no representation or warranty regarding the condition of the Expansion Premises, which Subtenant accepts in their “AS-IS” condition with all faults; and Sublandlord makes no representation or warranty with respect to current compliance or non-compliance of the Expansion Premises, or contemplated use of the Expansion Premises, with applicable laws, codes and regulations.

(iii)
Parking. Following the Expansion Date, Subtenant shall rent a total of (76) unreserved parking passes, and shall have the right to rent an additional (25) unreserved parking passes, in the parking facility servicing the Building on a monthly basis during the Sublease Term (“Parking”) subject to the parking terms and conditions of the Sublease and the Master Lease as incorporated therein.

Section 3. Expansion Premises Monthly Base Rent. A new Section 5(e) is hereby added to the Sublease to read as follows:

(e) Expansion Premises Monthly Base Rent. Subtenant will pay to Sublandlord as rent, in advance, without deduction, setoff, notice, or demand to Sapient Corporation, c/o MacMunnis, Inc., 1840 Oak Ave., Suite 300, Evanston, IL 60201 or to any other place Sublandlord designates by written notice to Subtenant, Monthly Base Rent for the Expansion Space in the following amounts commencing the earlier of 15 days following the Expansion Date or when Cornerstone completes its technology/wiring connectivity, and continuing on the first day of each month of the Sublease Term thereafter, provided, however, that the Expansion Space Monthly Base Rent for the first full month of the Expansion Term shall be due and payable upon full execution of this Amendment by the parties.

Lease Period	Monthly Base Rent

Expansion Date – Dec. 31 2010	$29,088.40
Jan. 1, 2011 – Nov. 30, 2011	$44,954.80

Payment of said Expansion Space Base Rent shall cover any Excess of Direct Expenses (as that term is defined in the Sublease) applicable to the Expansion Space. Base Rent and Excess of Direct Expenses for the Initial Space shall continue to be due as provided in the Sublease. Any Overstandard Expenses and other Additional Rent due under the Sublease shall apply to both the Initial Space and the Expansion Space.

Section 4. Security Deposit. Upon execution of this Amendment Subtenant shall increase the amount of the Letter of Credit described in Section 6 of the Sublease to Two Hundred Thousand Dollars ($200,000.00), which Letter of Credit Sublandlord may continue to hold or apply as provided in Section 6 of the Sublease through the remainder of the Lease Term.

Section 5. Temporary Expansion Premises. Sublandlord shall allow Subtenant to occupy a certain portion of the Master Premises consisting of approximately 13,054 rentable square feet located on the fifth (5th) floor of the Building immediately adjacent to Subtenant’s current space on the 5th floor and depicted on Exhibit B-2 hereto (the “Temporary Expansion Premises”), from the earlier of: (i) the date that Subtenant takes possession of the Temporary Expansion Premises; or (ii) July 1, 2010, until the Expansion Date. Sublandlord shall not be obligated (and, subject to the terms of Section 6, below, except for reasonable telecommunication and internet access systems or devices, Subtenant shall not be permitted) to install any improvements in the Temporary Expansion Premises. Subtenant shall accept the Temporary Expansion Space in their “AS IS” condition. Subtenant’s occupancy of the Temporary Expansion Premises shall be on the same terms and conditions (including, without limitation, parking obligations) applicable to the Expansion Space Premises under the terms of this Amendment, the Sublease and the Master Lease, as incorporated therein, except that Subtenant shall not be obligated to pay any Monthly Base Rent for the Temporary Expansion Premises. Subtenant shall vacate the Temporary Expansion Premises no later than three (3) business days immediately following the Expansion Date (the “Vacation Date”) and failure to vacate the Temporary Expansion Premises by such date shall constitute a Default under the Sublease. Notwithstanding the holdover provisions of the Sublease and Master Lease, Subtenant may not hold over in the Temporary Expansion Premises after the Vacation Date. Subtenant shall repair any damage done to the Temporary Expansion Premises and shall leave the Temporary Expansion Premises in broom clean condition. Subtenant shall be responsible for all costs associated with the move into and out of the Temporary Expansion Premises.

Section 6. Server Room. The server room located on the fifth (5th) floor of the Building is exclusively for the use of Sublandlord, subject to Subtenant’s existing use thereof. Subtenant, at Subtenant’s sole cost and expense shall provide for its own telephone, internet and other data requirements in conjunction with its occupancy of the Temporary Expansion Space and the Expansion Space. Sublandlord shall make best efforts to give Subtenant at least ten (10) business days notice prior to Sublandlord relocating to the fourth (4th) floor of the Building. On the Expansion Date, Sublandlord shall transfer to Subtenant exclusive rights to any and all then-existing telephone and data wiring located in the Expansion Space Premises. Following such transfer, Subtenant may relocate to the Expansion Space Premises any wiring that previously ran from the 5th floor server room to the Expansion Space Premises.

Section 7. Notices. Sublandlord’s address for notices as set forth in Section 12 of the Sublease is hereby deleted and replaced with the following:

To Sublandlord:Sapient Corporation

131 Dartmouth Street 3rd Floor
Boston, Massachusetts 02116
Attn: Andrea Jeffrey

With copy to:

Mackenzie & Albritton LLP
423 Washington Street, 6th Floor
San Francisco, CA 94111
Attn: Paul B. Albritton, Esq.

Section 8. Brokers. Subtenant warrants that it has not communicated with any real estate broker in connection with this transaction other than CRESA Partners. Sublandlord warrants that it has not communicated with any real estate broker in connection with this transaction other than L.A. Realty Partners and Richards Barry Joyce & Partners. Sublandlord shall be obligated for any commission due Sublandlord’s brokers under Sublandlord’s separate agreement with its brokers. Sublandlord and Subtenant each agree to indemnify, defend, and hold the other harmless against any damages incurred as a result of the breach of the warranties set forth in this section.

Section 9. Miscellaneous.

(a) Power and Authority. Each of the persons executing this Amendment on behalf of Subtenant and Sublandlord respectively warrant and represent to the other that they have full power and authority to execute this Sublease and bind their respective parties hereto.

(b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed original, and all of which together shall constitute one and the same instrument.

(c) Consent of Master Landlord. THIS AMENDMENT WILL HAVE NO EFFECT UNLESS AND UNTIL MASTER LANDLORD’S WRITTEN CONSENT HERETO IS RECEIVED; PROVIDED, HOWEVER, IF MASTER LANDLORD’S CONSENT IS NOT RECEIVED WITHIN 30 DAYS AFTER THIS AMENDMENT IS SUBMITTED TO MASTER LANDLORD FOR ITS CONSENT, FOR ANY REASON, THEN EITHER SUBLANDLORD OR SUBTENANT SHALL BE PERMITTED TO CANCEL THIS AMENDMENT UPON WRITTEN NOTICE TO THE OTHER PARTY GIVEN PRIOR TO THE RECEIPT OF MASTER LANDLORD’S CONSENT TO THIS AMENDMENT. PROMPTLY FOLLOWING THE EXECUTION AND DELIVERY HEREOF, SUBLANDLORD WILL SUBMIT THIS AMENDMENT TO MASTER LANDLORD FOR SUCH CONSENT.

(d) Approval of Sublandlord Modifications. Notwithstanding any other provision contained herein, this Amendment is contingent on Sublandlord receiving Master Landlord’s approval, on terms and conditions satisfactory to Sublandlord in its sole discretion, of Sublandlord’s proposed modifications to its 4th floor space. This amendment will have no force and effect until Sublandlord obtains such approval in writing from Master Landlord.

Section 10. No Further Modification. Except as set forth in this Amendment all of the terms and provisions of the Sublease shall remain unmodified and in full force and effect.

In Witness Whereof, the parties have executed this Amendment as of the date first set forth above.

Subtenant: Cornerstone OnDemand, Inc., a Delaware corporation

By:	/s/ Perry A. Wallack
Its:	CFO
Date:	May 25, 2010

Sublandlord: Sapient Corporation, a Delaware corporation

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